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                                   EXHIBIT 3.2

                       CERTIFICATE OF DESIGNATIONS OF THE
                     PREFERENCES AND RELATIVE PARTICIPATING,
                      OPTIONAL AND OTHER SPECIAL RIGHTS OF
                    SERIES A CONVERTIBLE PREFERRED STOCK AND
              QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF

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                         Pursuant to Section 151 of the
                        Delaware General Corporation Law
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     MDU Communications International, Inc. (the "Corporation"), a corporation organized and existing under the Delaware General Corporation Law, does hereby certify that, pursuant to authority conferred upon the board of directors of the Corporation (the "Board of Directors") by its Certificate of Incorporation (the "Certificate of Incorporation"), and pursuant to the provisions of Section 151 of the Delaware General Corporation Law (the "DGCL"), said Board of Directors, on January 26, 2000, duly approved and adopted a resolution to read as follows:


                RESOLVED, that, pursuant to the authority vested in the Board of Directors by its Certificate of Incorporation, the Board of Directors does hereby create, authorize and provide for the issuance of Series A Convertible Preferred Stock, par value $.001 per share, in an amount not to exceed 4,100,000 shares, having the designations, preferences and relative participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Certificate of Incorporation and in this Resolution as follows:

     1. DESIGNATION. There is hereby created out of the authorized and unissued Preferred Stock of the Corporation a class of Preferred Stock designated as the "Series A Convertible Preferred Stock." The number of shares constituting such class shall not exceed 4,100,000 and are referred to as the "Series A Convertible Preferred Stock." The liquidation preference of the Series A Convertible Preferred Stock shall be $2.50 per share.

     2. RANKING. The Series A Convertible Preferred Stock shall rank (i) prior to the Common Stock and any other class or series of capital stock of the Corporation hereafter created (unless, with the consent of the Holders of Series A Convertible Preferred Stock obtained in accordance with SECTION 12, such class or series of capital stock specifically, by its terms, ranks senior to or PARI PASSU with the Series A Convertible Preferred Stock) (collectively, with the Common Stock, "Junior Shares"); (ii) PARI PASSU with any class or series of capital stock of the Corporation hereafter created (with the consent of the Holders of Series A Convertible Preferred Stock obtained in accordance with
SECTION 12) specifically ranking, by its terms, on parity with the Series A Convertible Preferred Stock ("Parity Shares"); and (iii) junior to any class or series of capital stock of the Corporation hereafter created (with the consent of the Holders of Series A Convertible Preferred Stock obtained in accordance with SECTION 12) specifically ranking, by its terms, senior to the Series A Convertible Preferred Stock ("Senior Shares"), in each case as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

     3. DIVIDENDS. Holders of the outstanding Series A Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends on each share of Series A Convertible Preferred Stock equal in an amount per share being paid to the holders of the Common


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Stock, and no dividends shall be paid on the outstanding shares of the Common
Stock unless dividends in the same amount per share are paid on outstanding Series A Convertible Preferred Stock. Nothing herein contained shall in any way or under any circumstances be construed or deemed to require the Board of Directors to declare, or the Corporation to pay or set apart for payment, any dividends on the Series A Convertible Preferred Stock at any time.

     4. LIQUIDATION PREFERENCE. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of affairs of the Corporation, the Holders of Series A Convertible Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders, an amount in cash equal to the liquidation preference of $2.50 per share, plus an amount equal to all declared and unpaid dividends on the Series A Convertible Preferred Stock, before any payment shall be made or any assets distributed to the holders of any of the Junior Shares. Except as provided in the preceding sentence, Holders of Series A Convertible Preferred Stock shall not be entitled to any further distribution in the event of any liquidation, dissolution or winding-up of the affairs of the Corporation. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the Holders of outstanding Series A Convertible Preferred Stock, then such Holders shall share equally and ratably in such distribution of assets in proportion to the full liquidation preference, including all declared and unpaid dividends, to which each is entitled.

     For the purposes of this SECTION 4, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more entities shall be deemed to be a liquidation, dissolution or winding-up of the affairs of the Corporation.

     5. VOTING RIGHTS. The Holders of Series A Convertible Preferred Stock shall be entitled to receive notice of and to attend all meetings of the stockholders of the Corporation, to vote on all matters, including without limitation the election of directors, and shall be entitled to one vote per share. Except as otherwise required under the DGCL, the Holders of the Series A Convertible Preferred Stock and the holders of the Common Stock shall vote together and not as separate classes.

     6.   CONVERSION.

          (i) CONVERSION RIGHT AND RATIO. The Holders of Series A Convertible Preferred Stock shall be entitled to convert their Series A Convertible Preferred Stock into shares of Common Stock on any Business Day during the Conversion Period on the ratio (the "Conversion Ratio") of one share of Common Stock for each share of Series A Convertible Preferred Stock; PROVIDED, that if the Qualification Date does not occur on or before the 150th day following the Issue Date, each share of Series A Convertible Preferred Stock thereafter converted shall be convertible on the basis of 1.15 shares of Common Stock for each share of Series A Convertible Preferred Stock.

          (ii) AUTOMATIC CONVERSION. If any of the Series A Convertible Preferred Stock has not been converted by the Holders thereof during the Conversion Period, such Series A Convertible Preferred Stock shall be deemed to have been converted into Common Stock by such Holder immediately prior to the Conversion Deadline without any further action on the part of such Holders. Certificates evidencing any such Series A Convertible Preferred Stock shall be deemed to evidence such Common Stock until certificates evidencing such Common Stock shall have been issued to the Holder in exchange for the certificates evidencing such Series A Convertible Preferred Stock.

          (iii) ADJUSTMENT OF CONVERSION RATIO. The Conversion Ratio shall be subject to adjustment from time to time if any of the following shall occur during the Conversion Period and Series A Convertible Preferred Stock is then outstanding:

               (a) ADJUSTMENT DUE TO STOCK SPLIT, STOCK DIVIDEND, ETC. If the number of outstanding shares of Common Stock is increased or decreased by a stock split, stock dividend, combination, reclassification, rights offering or other similar event (an "Adjustment Event"), then the Conversion Ratio shall be adjusted and calculated such that the Holders of Series A Convertible Preferred Stock shall thereafter have the right to receive upon


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conversion of the Series A Convertible Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Underlying Common Stock immediately theretofore issuable upon conversion, such stock, securities or assets which the Holders of Series A Convertible Preferred Stock would have been entitled to receive had the Series A Convertible
Preferred Stock been converted in full immediately prior to the Adjustment
Event (without regard to any limitations on conversion contained herein), and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holders of Series A Convertible Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Ratio) shall thereafter be applicable, as nearly as may be practicable in relation to any securities or assets thereafter deliverable upon the conversion of Series A Convertible Preferred Stock.

               (b) ADJUSTMENT DUE TO MERGER, CONSOLIDATION, ETC. If there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Corporation or another entity, or in case of any sale or conveyance of all or substantially all of the assets of the Corporation other than in connection with a plan of complete liquidation of the Corporation, then the holders of Series A Convertible Preferred Stock shall thereafter have the right to receive upon conversion of the Series A Convertible Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities or assets which the holders of Series A Convertible Preferred Stock would have been entitled to receive in such transaction had the Series A Convertible Preferred Stock been converted in full immediately prior to such transaction (without regard to any limitations on conversion contained herein), and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holders of Series A Convertible Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Ratio shall thereafter be applicable, as nearly as may be practicable in relation to any securities or assets thereafter deliverable upon the conversion of Series A Convertible Preferred Stock. The Corporation shall not effect any transaction described in this subsection (b) unless (i) it first gives, to the extent practical, thirty (30) days' prior written notice of the record date of the special meeting of stockholders to approve, or if there is no such record date, the consummation of, such merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event or sale of assets (during which time the Holders of Series A Convertible Preferred Stock shall be entitled to convert the Series A Convertible Preferred Stock) and (ii) the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligations of the Corporation under this Certificate of Designation (including under this subsection (b)). The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges.

               (c) ADJUSTMENT DUE TO DISTRIBUTION. Subject to SECTION 12, if the Corporation shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a dividend, stock repurchase, by way of return of capital or otherwise (including any dividend or distribution to the Corporation's shareholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (I.E., a spin-off)) (a "Distribution"), then the Holders of Series A Convertible Preferred Stock shall be entitled, upon any conversion of shares of Series A Convertible Preferred Stock after the date of record for determining shareholders entitled to such Distribution, to receive the amount of such assets which would have been payable to the Holder with respect to the shares of Common Stock issuable upon such conversion had such Holder been the holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such Distribution.

               (d) PURCHASE RIGHTS. Subject to SECTION 12, the Corporation issues any convertible securities or rights to purchase stock, warrants, securities or other property (the "Purchase Rights") pro rata to the record holders of the Common Stock, then the Holders of Series A Convertible Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon conversion of the Series A Convertible Preferred Stock (without regard to any limitations on conversion contained herein) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

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          (iv) MECHANICS OF CONVERSION. To convert Series A Convertible
Preferred Stock into Underlying Common Stock (other than automatic conversion in accordance with SECTION 6(ii)), a Holder shall: (i) give written notice at least three Business Days prior to the date specified therein as the conversion date to the Corporation, which notice shall specify the number of shares of Series A Convertible Preferred Stock to be converted, and (ii) surrender the original certificates representing the Series A Convertible Preferred Stock being converted, duly endorsed, to the Corporation. The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of Series A Convertible Preferred Stock, unless the certificates evidencing the Series A Convertible Preferred Stock being converted are delivered to the Corporation.

     Upon the surrender of certificates evidencing the Series A Convertible Preferred Stock being converted, the Corporation shall, within three Business Days after such surrender, issue and deliver (or cause its transfer agent to so issue and deliver) to or upon the order of the Holder (i) that number of shares of Common Stock for the portion of the shares of Series A Convertible Preferred Stock converted as shall be determined in accordance with this Certificate of Designations and (ii) a certificate representing the balance of the shares of Series A Convertible Preferred Stock not converted, if any.

     Fractional shares issuable upon the conversion of Series A Convertible Preferred Stock will be rounded down to the nearest whole number based on the aggregate number of shares of Series A Convertible Preferred Stock then being converted by the Holder thereof.

     7. FINANCIAL AND OTHER INFORMATION. The Holders of the Series A Convertible Preferred Stock shall be entitled to all financial statements, notices of meetings, proxy materials and other information provided or sent to the holders of the Common Stock.

     8. REISSUANCE OF SERIES A CONVERTIBLE PREFERRED STOCK. Series A Convertible Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed, converted or exchanged, shall (upon compliance with any applicable provisions of the DGCL) have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock; provided that such reacquired shares shall not otherwise be reissued as Series A Convertible Preferred Stock.

     9. BUSINESS DAY. If any payment or conversion shall be required or permitted by the terms of this Certificate of Designations to be made on a day that is not a Business Day, such payment or conversion shall be made on the immediately succeeding Business Day.

     10. DEFINITIONS. As used in this Certificate of Designations, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and VICE VERSA), unless the context otherwise requires.

          "ADJUSTMENT EVENT" has the meaning ascribed to it in SECTION
6(iii)(a).

          "BOARD OF DIRECTORS" has the meaning defined in the first paragraph of this Certificate of Designations.

          "BUSINESS DAY" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York and Vancouver, British Columbia are authorized or obligated by law or executive order to close.

          "COMMON STOCK" means the Corporation's Common Stock, par value $.001 per share.

          "CONVERSION DEADLINE" is the date that is the earlier of (i) the fifth Business Day following the Qualification Date and (ii) the first anniversary of the Issue Date.

          "CONVERSION PERIOD" means the period commencing on the Issue Date and ending at 4:00 p.m.,

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Vancouver, British Columbia time, on the Conversion Deadline.

          "CONVERSION RATIO" has the meaning defined in SECTION 6(i).

          "DGCL" has the meaning defined in the first paragraph of this Certificate of Designations.

          "HOLDER" means a holder of Series A Convertible Preferred Stock as reflected in the share books of the Corporation.

          "ISSUE DATE" means the date of the original issuance of the Series A Convertible Preferred Stock.

          "JUNIOR SHARES" has the meaning defined in SECTION 2.

          "PARITY SHARES" has the meaning defined in SECTION 2.

          "QUALIFICATION DATE" means the date on which the Company has both (i) filed a preliminary prospectus and a (final) prospectus, and obtained receipts for each such prospectus, in British Columbia and all other provinces in Canada in which persons purchasing Series A Convertible Preferred Stock on the Issue Date are resident, qualifying for distribution the Underlying Common Stock, and
(ii) filed with the SEC, and obtained effectiveness of, the Shelf Registration Statement.

          "SEC" means the United States Securities and Exchange Commission.

          "SENIOR SHARES" has the meaning defined in SECTION 2.

          "SHELF REGISTRATION STATEMENT" means a "shelf" registration statement of the Corporation which covers the Underlying Common Stock on an appropriate form for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the 1933 Act, or any similar rule that may be adopted by the SEC, and all amendments and supplements to such registration statement, including post-effective amendments, in each case including the prospectus contained therein, all exhibits thereto and all documents incorporated or deemed to be incorporated by reference therein.

          "1933 ACT" means the United States Securities Act of 1933, as amended.

          "UNDERLYING COMMON STOCK" means the Common Stock issuable or issued to Holders of the Series A Convertible Preferred Stock upon conversion thereof.

     11. RESTRICTIONS ON TRANSFER. Each certificate evidencing shares of Series A Convertible Preferred Stock shall contain a legend substantially to the following effect unless the Corporation determines otherwise:

         THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES ACT OF ANY STATE (COLLECTIVELY, THE "SECURITIES LAWS"). THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES THAT AN EXEMPTION UNDER THE SECURITIES LAWS IS AVAILABLE AND THAT SUCH REGISTRATION IS NOT REQUIRED.

     12. PROTECTIVE PROVISIONS. So long as shares of Series A Convertible Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as permitted by the DGCL) of the Holders of at least two-thirds of the then outstanding shares of Series A Convertible Preferred Stock:


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          (a) alter or change the rights, preferences or privileges of the
Series A Convertible Preferred Stock so as to affect adversely the Holders of the Series A Convertible Preferred Stock;

          (b) create any new class or series of capital stock having a preference over, or ranking PARI PASSU with, the Series A Convertible Preferred Stock as to distributions of assets upon liquidation, dissolution or winding up of the Corporation;

          (c) increase the authorized number of shares of Series A Convertible Preferred Stock;

          (d) issue any Senior Shares or Parity Shares.

          In the event Holders of at least two-thirds of the then outstanding shares of Series A Convertible Preferred Stock agree to allow the Corporation to alter or change the rights, preferences or privileges of the shares of Series A Convertible Preferred Stock, so as to affect the Series A Convertible Preferred Stock, then the Corporation will deliver notice of such approved change to the Holders of the Series A Convertible Preferred Stock that did not agree to such alteration or change (the "Dissenting Holders") and Dissenting Holders shall have the right for a period of thirty (30) days to convert into Common Stock pursuant to the terms of this Certificate of Designations as they exist prior to such alteration or change or continue to hold their shares of Series A Convertible Preferred Stock.

              A number of shares of the authorized but unissued Common Stock sufficient for the full conversion of the Series A Convertible Preferred Stock outstanding shall at all times be reserved by the Corporation, free from preemptive rights for such conversion. In addition, if the Corporation shall issue any securities or make any change in its capital structure as provided in
SECTION 6 which would change the number of shares of Common Stock into which each share of Series A Convertible Preferred Stock shall be convertible, the Corporation shall at the same time make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Series A Convertible Preferred Stock.

         IN WITNESS WHEREOF, said MDU Communications International, Inc. has caused this Certificate to be signed by Sheldon B. Nelson, its President, this 26th day of January, 2000.

                                          MDU COMMUNICATIONS INTERNATIONAL, INC.

                                          By:      /s/ Sheldon B. Nelson
                                                   ---------------------
                                                   Name:  Sheldon B. Nelson
                                                   Title:  President